EXHIBIT (d)(xviii)

CARILLON SERIES TRUST
SUBADVISORY AGREEMENT
CLARIVEST ASSET MANAGEMENT
This Subadvisory Agreement is made as of July 31, 2026, between Carillon Tower Advisers, Inc., a Florida corporation (the “Manager”), and ClariVest Asset Management, LLC, a Delaware corporation (the “Subadviser”).
WHEREAS, the Manager has by separate contract agreed to serve as the investment adviser to the exchange-traded fund series set forth in Schedule A hereto (each, a “Fund”), each a series of the Carillon Series Trust, a Delaware statutory trust (the “Trust”), that is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company consisting of one or more investment series of shares, each having its own assets and investment policies;
WHEREAS, the Manager’s contract with the Trust allows it to delegate certain investment advisory services for the Trust to other parties; and
WHEREAS, the Manager, with the approval of the Trust’s Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” as defined in the 1940 Act, desires to retain the Subadviser to perform certain investment advisory services for the Trust with respect to the Funds, such other series of the Trust as the Trust and the Manager shall agree upon, and such other registered investment portfolios with respect to which the Manager serves as investment adviser, which are so specified from time to time in one or more Schedules attached hereto (collectively, the “Portfolios”), and the Subadviser is willing to perform such services;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Services to be Rendered by the Subadviser to the Trust

(a)  Investment Program. Subject to the control and supervision of the Board of Trustees of the Trust and the Manager, the Subadviser shall, at its expense, continuously furnish to the Portfolios an investment program for such portion, if any, of Portfolio assets which is allocated to it by the Manager from time to time. With respect to such assets, the Subadviser will make investment decisions and will have discretion to determine the assets to be acquired or disposed of for a Portfolio. To the extent delegated such responsibility by the Manager, as indicated on Schedule A, Subadviser will place all orders for the purchase and sale of Portfolio securities and/or coordinate with other Portfolio service providers as necessary to effectuate acquisitions and dispositions of such investments upon reasonable prior written notice to the Manager. The Subadviser also shall initially determine and make such modifications to the identity and number of shares of the Deposit Securities and the Fund Securities required for a Fund Deposit or Fund Redemption for each Portfolio as may be necessary as a result of rebalancing adjustments and corporate action events, and may give directions to the Portfolios’ custodian with respect to such designation. Capitalized terms used but not defined in the preceding sentence have the meaning set forth in the Portfolios’ current registration statement. In the performance of its duties, the Subadviser will act in the best interests of the Portfolios and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and the Investment Advisers Act of 1940 (“Advisers Act”), and the rules thereunder,  (ii) the terms of this Agreement, (iii) the stated investment objective(s), policies and restrictions of the Portfolios, and (iv) such other guidelines as the Trustees or Manager may establish. The Manager shall be responsible for providing the Subadviser with current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1.

(b)  Availability of Personnel. The Subadviser, at its expense, will make available to the Trustees and the Manager at reasonable times its portfolio managers and other appropriate personnel in order to review investment policies of the Portfolios and to consult with the Trustees and the Manager regarding the investment affairs of the Portfolios, including economic, statistical and investment matters relevant to the Subadviser’s duties hereunder, and will provide periodic reports to the Manager relating to the portfolio strategies it employs.

(c)  Salaries and Facilities. The Subadviser, at its expense, will pay for all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d)  Compliance Reports. The Subadviser, at its expense, will provide the Manager with such compliance reports relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.

(e)  Valuation. The Subadviser, at its expense, will provide the Trust’s custodian with market price information relating to the assets of the Portfolios for which the Subadviser has responsibility at such times as the parties hereto may agree upon from time to time.

(f)  Executing Portfolio Transactions. To the extent delegated such responsibility by the Manager, as indicated on Schedule A, the Subadviser will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or through other brokers, and/or will coordinate with other Portfolio service providers as necessary to place such orders. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Portfolios or in coordinating with other Portfolio service providers to do so, the Subadviser shall use its best efforts to obtain for the Portfolios the most favorable price and execution available, except to the extent it may be permitted to pay or allow to be paid higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Board of Trustees may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Trust and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. In no instance will portfolio securities of any Portfolio be purchased from or sold to the Subadviser or any affiliated person of the Subadviser. The Trust agrees that any entity or person associated with the Manager or the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 1 l(a) of the Securities Exchange Act of 1934, as amended, and Rule lla2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

(g)  Expenses. The Subadviser shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Subadviser pursuant to this Agreement.

2.  Books and Records. Pursuant to Rule 31a-3 under the 1940 Act, the Subadviser agrees that: (a) all records it maintains for the Trust are the property of the Trust; (b) it will surrender promptly to the Trust or the Manager any such records upon the Trust’s or Manager’s request; (c) it will maintain for the Trust the records that the Trust is required to maintain pursuant to the federal securities laws, including the 1940 Act and Advisers Act and the rules thereunder, including Rule 31a-1 under the 1940 Act, insofar as such records relate to the investment affairs of the Portfolios for which the Subadviser has responsibility under this Agreement; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

3.  Other Agreements. The Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

4.  Compensation. The Manager will pay to the Subadviser as compensation for the Subadviser’s services rendered pursuant to this Agreement a subadvisory fee as set forth in Schedule A, which schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Portfolio from this Agreement, subject to appropriate approvals required by the 1940 Act. To the extent there is a reduction in the fees paid to the Manager as a result of the Manager having contractually or voluntarily agreed to waive its investment advisory fee, the fees that the Manager will pay to the Subadviser will be reduced proportionately. If a Portfolio subsequently reimburses the Manager for a reduction in its advisory fees, the Manager will make a payment to the Subadviser in an amount proportionate to the reimbursement. The subadvisory fees set forth in Schedule A shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

5.  Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment. No material amendment of this Agreement shall be effective until approved by the majority of the members of the Board who are not interested persons of the Trust (“Independent Trustees”), the Manager or the Subadviser and the shareholders of the affected Portfolio(s) to the extent required by the 1940 Act. For the avoidance of doubt, the amendment of Schedule A to this Agreement for the sole purpose of (i) adding or removing one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an Amendment of this agreement or amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio. The Subadviser agrees to notify the Manager of any change in control of the Subadviser within a reasonable time after such change.

6.  Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Portfolio now existing or hereafter created unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, to the extent required by the 1940 Act or any rules, orders or interpretations thereunder, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of that Portfolio. This Agreement shall remain in full force and effect continuously thereafter without the payment of any penalty as follows:

(a)  By vote of a majority of the (i) Independent Trustees, or (ii) outstanding voting shares of the applicable Portfolios, the Trust may at any time terminate this Agreement with respect to any or all Portfolios by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser.

(b)  This Agreement will terminate automatically with respect to a Portfolio unless, within two years after its initial effectiveness with respect to such Portfolio and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board of Trustees or the shareholders of such Portfolio by the affirmative vote of a majority of the outstanding shares of such Portfolio, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval, to the extent required by the 1940 Act or any rules, orders or interpretations thereunder. If the continuance of this Agreement is submitted to the shareholders of any Portfolio for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c)  The Manager may at any time terminate this Agreement with respect to any or all Portfolios by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time terminate this Agreement with respect to any or all Portfolios by not less than 90 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

(d)  This Agreement automatically and immediately will terminate in the event of its assignment.

Upon termination of this Agreement with respect to any Portfolio, the duties of the Manager delegated to the Subadviser under this Agreement with respect to such Portfolio automatically shall revert to the Manager.

7.  Notification of the Manager. The Subadviser promptly shall notify the Manager in writing of the occurrence of any of the following events:

(a)  the Subadviser shall fail to be registered as an investment adviser under the Advisers Act, and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b)  the Subadviser shall have been served or otherwise have notice of any action, •suit,• proceeding, inquiry or investigation, at law or in equity, before or by any court,  public bond or body, involving the affairs of the Trust or any Portfolio; or

(c)  any other occurrence that might affect the ability of the Subadviser to provide the services provided for under this Agreement.

8.  Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9.  Liability of the Subadviser. In the absence of its willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Manager, the Trust or their directors, Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, the Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys’ fees) which arise or result from the Subadviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.  This Paragraph 9 does not in any manner preempt any separate written indemnification commitments made by the Subadviser with respect to any matters encompassed by this Agreement, which shall survive the termination of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. Delaware Statutory Trust Limitations. The Agreement is executed by the Trust with respect to each of the Portfolio and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Portfolio to which such obligations pertain and the assets and property of such Portfolio. All obligations of the Trust under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Carillon Tower Advisers, Inc. and ClariVest Asset Management, LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	CARILLON TOWER ADVISERS, INC.
By: Susan Walzer /s/Susan Walzer Attest:	By: Eric Wilwant /s/Eric Wilwant
By: Susan Walzer /s/ Susan Walzer	CLARIVET ASSSET MANAGEMENT, LLC By: Ed Rick /s/ Ed Rick

SCHEDULE A
TO THE
SUBADVISORY
AGREEMENT BETWEEN
CARILLON TOWER ADVISERS, INC.
AND
CLARIVEST ASSET
MANAGEMENT, LLC

ClariVest Asset Management, LLC (“Subadviser”) shall provide investment sub-advisory services to each of the Portfolios listed below pursuant to the Subadvisory Agreement between Carillon Tower Advisers, Inc. (the “Manager”) and Subadviser.

Portfolio	Portfolio Management and/or Trading

RJ ClariVest Capital Appreciation ETF	Portfolio Management Only

As compensation pursuant to section 4 of the Subadvisory Agreement, the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, according to the following formula, at the rates of each Portfolio’s average daily net assets under management by the Subadviser:

Portfolio	Fee

RJ ClariVest Capital Appreciation ETF
A fee equal to two-thirds (2/3) of Net Investment Advisory Fees (as defined below) on all net assets.  Net Investment Advisory Fee shall equal (i) the investment advisory fee rate of the Portfolio paid to the Manager, less (ii) expenses of the Portfolio paid by the Manager pursuant to Section 6 of the investment advisory agreement.  For this Portfolio, the investment advisory fee rate paid to the Manager is 0.60%.for assets $0  to $1 billion and 0.55% on assets above $1 billion

Dated: July 31, 2026